May 22, 2006
For 7:00 am EDT Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS RECORD FIRST QUARTER EARNINGS

-- First Quarter Comparable Store Sales Increased 5.7 Percent -

-- First Quarter Diluted Earnings Per Share Increased 45.2 Percent to $1.06 -

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW), the world’s second-largest home improvement retailer, today reported net earnings of $841 million for the quarter ended May 5, 2006, a 43.5 percent increase over the same period a year ago. Diluted earnings per share increased 45.2 percent to $1.06 from $0.73 in the first quarter of 2005.

Sales for the quarter increased 20.3% percent to $11.92 billion, up from $9.91 billion in the first quarter of 2005. Total sales results were positively impacted by the calendar shift more fully described in the business outlook section of this release. Comparable store sales for the first quarter increased 5.7 percent.

“With great execution and excellent customer service, we leveraged our ongoing investments in productivity and drove solid sales and strong earnings growth in the quarter,” explained Robert A. Niblock, Lowe’s chairman, president and CEO.  “Industry-leading market share gains in appliances and outdoor power equipment are evidence of our compelling product offering and our success in meeting customers’ needs.”

“Recent data suggest continued favorable trends in employment levels and income growth which will offset some of the monetary pressures consumers are facing such as rising fuel prices and interest rates,” Niblock added.  “As trends in the housing market normalize from the rapid growth experienced over the past few years, we believe we have the programs in place to continue to capture share and deliver solid earnings growth.”

During the first quarter of 2006, management reviewed the Company’s method of accounting for early payment discounts on merchandise purchases and determined effective for 2006 it should recognize these discounts initially as a reduction of inventory cost and then as a reduction to cost of sales when the related inventory is sold. The Company previously recognized early payment discounts as a financing component of merchandise purchases by reducing cost of sales when the related product was purchased. Prior year financial statements have been restated to reflect this change. This resulted in a reduction in net earnings of $6 million and $9 million for fiscal years 2005 and 2004, respectively, including a reduction in net earnings for the first quarter of 2005 of $4 million, and a reduction in beginning retained earnings in fiscal 2004 of $28 million. The impact of this restatement on diluted earnings per share did not exceed $0.01 for any interim or annual period.

During the quarter, Lowe’s opened 24 new stores. As of May 5, 2006, Lowe’s operated 1,258 stores in 49 states representing 142.8 million square feet of retail selling space, a 12.9 percent increase over last year.

A conference call to discuss first quarter 2006 operating results is scheduled for today (Monday, May 22) at 9:00 a.m. EDT. Please dial 888-817-4020 (international callers dial 706-679-3245) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on the icon for the Lowe’s First Quarter 2006 Earnings Conference Call Webcast. A replay of the call will be archived on Lowes.com/investor until August 20, 2006.

Lowe's Business Outlook

Fiscal 2006 annual and fourth quarter comparisons will be negatively impacted by a 52 versus 53 week and 13 versus 14 week comparison, respectively.  In addition, our 2006 quarterly comparisons will be impacted by a shift in comparable weeks to 2005.  This week shift positively impacts the first quarter and is offset by negative impacts in the second and fourth quarters.  The week shift does not impact comparable store sales results. Our 2006 guidance contemplates these factors.

Second Quarter 2006 (comparisons to second quarter 2005)
•	The company expects to open 24 new stores reflecting square footage growth of approximately 12 percent
•	Total sales are expected to increase approximately 12 percent (impacted by the week shift described above)
•	The company expects to report a comparable store sales increase of 3 to 5 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase 10 to 20 basis points
•	Store opening costs are expected to be approximately $27 million
•	Diluted earnings per share of $1.21 to $1.24 are expected
•	Lowe’s second quarter ends on August 4, 2006 with operating results to be publicly released on Monday, August 21, 2006

Fiscal Year 2006 - a 52-week Year (comparisons to fiscal year 2005 - a 53-week year)
•	The company expects to open 155 stores in 2006 reflecting total square footage growth of approximately 12 percent
•	Total sales are expected to increase approximately 13 percent for the year (52 weeks versus 53 weeks in 2005)
•	The company expects to report a comparable store sales increase of 4 to 5 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase approximately 40 basis points
•	Store opening costs are expected to be approximately $135 million
•	Diluted earnings per share of $4.14 to $4.22 are expected for the fiscal year ending February 2, 2007

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel costs, and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of any material changes in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,250 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended
	May 5, 2006		April 29, 2005
Current Earnings	Amount	Percent	Amount	Percent

Net sales	$11,921	100.00	$9,913	100.00

Cost of sales	7,752	65.03	6,515	65.72

Gross margin	4,169	34.97	3,398	34.28

Expenses:

Selling, general and administrative	2,467	20.69	2,136	21.55

Store opening costs	25	0.21	25	0.25

Depreciation	274	2.30	237	2.39

Interest	35	0.30	47	0.47

Total expenses	2,801	23.50	2,445	24.66

Pre-tax earnings	1,368	11.47	953	9.62

Income tax provision	527	4.41	367	3.70

Net earnings	$841	7.06	$586	5.92

Weighted average shares outstanding - Basic	778		774

Basic earnings per share	$1.08		$0.76

Weighted average shares outstanding - Diluted	795		805

Diluted earnings per share	$1.06		$0.73

Cash dividends per share	$0.06		$0.04

Retained Earnings
Balance at beginning of period	$12,191		$9,597
Net earnings	841		586
Cash dividends	(47)		(31)
Balance at end of period	$12,985		$10,152

Lowe's Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

		May 5,	April 29,	February 3,
		2006	2005	2006
Assets

Current assets:
Cash and cash equivalents		$1,140	$787	$423
Short-term investments		517	439	453
Accounts receivable - net		20	18	18
Merchandise inventory - net		7,817	6,618	6,635
Deferred income taxes		175	136	155
Other assets		119	89	104

Total current assets		9,788	8,087	7,788

Property, less accumulated depreciation		16,760	14,310	16,354
Long-term investments		277	161	294
Other assets		203	192	203

Total assets		$27,028	$22,750	$24,639

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$33	$631	$32
Accounts payable		4,553	3,471	2,832
Accrued salaries and wages		313	211	424
Self-insurance liabilities		613	496	571
Deferred revenue		853	689	709
Other current liabilities		1,615	1,309	1,264

Total current liabilities		7,980	6,807	5,832

Long-term debt, excluding current maturities		3,446	3,058	3,499
Deferred income taxes		717	702	735
Other long-term liabilities		304	208	277

Total liabilities		12,447	10,775	10,343

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
May 5, 2006	777
April 29, 2005	773
February 3, 2006	784	389	387	392
Capital in excess of par		1,205	1,437	1,712
Retained earnings		12,985	10,152	12,191
Accumulated other comprehensive income (loss)		2	(1)	1

Total shareholders' equity		14,581	11,975	14,296

Total liabilities and shareholders' equity		$27,028	$22,750	$24,639

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 5, 2006	April 29, 2005
Cash flows from operating activities:
Net earnings	$841	$586
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	254
Deferred income taxes	(44)	(50)
Loss on disposition/writedown of fixed and other assets	8	9
Share-based payment expense	11	16
Tax effect of stock options exercised	6	7
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,182)	(769)
Other operating assets	(17)	(23)
Accounts payable	1,721	776
Other operating liabilities	473	392
Net cash provided by operating activities	2,107	1,198

Cash flows from investing activities:
Purchases of short-term investments	(146)	(155)
Proceeds from sale/maturity of short-term investments	143	38
Purchases of long-term investments	(72)	(56)
Proceeds from sale/maturity of long-term investments	26	-
Increase in other long-term assets	(3)	(21)
Fixed assets acquired	(732)	(624)
Proceeds from the sale of fixed and other long-term assets	9	16
Net cash used in investing activities	(775)	(802)

Cash flows from financing activities:
Repayment of long-term debt	(7)	(8)
Proceeds from stock options exercised	33	35
Cash dividend payments	(47)	(31)
Repurchase of common stock	(600)	(135)
Excess tax benefits of share-based payments	6	-
Net cash used in financing activities	(615)	(139)

Net increase in cash and cash equivalents	717	257
Cash and cash equivalents, beginning of period	423	530
Cash and cash equivalents, end of period	$1,140	$787